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                                                                    Exhibit 23.1

                               [Eide Bailly Logo]


We consent to the use in the Registration Statement of Medical Discoveries, Inc. and Subsidiaries on Form SB-2 of our Auditors' Report, dated February 18, 2004, except for Note K dated November 15, 2004 on the consolidated balance sheet of Medical Discoveries, Inc. and Subsidiaries as of December 31, 2003 and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years ended December 31, 2003 and 2002, and for the period from inception (November 20, 1991) to December 31, 2003.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

/s/ Eide Bailly, LLP

Eide Bailly, LLP (formerly Balukoff, Lindstrom & Co., P.A. - joined Eide Bailly November 1, 2004)

Boise, Idaho
December 30, 2004